NEWS RELEASE August 31, 2026 FOR IMMEDIATE RELEASE Contact: Randall M. Chesler, CEO (406) 751-4722 Ron J. Copher, CFO (406) 751-7706 Glacier Bancorp Selects Byron Pollan to Become Deputy Chief Financial Officer and Succeed Ron Copher as CFO of Glacier Bancorp in 2027 KALISPELL, MONTANA - Glacier Bancorp, Inc. (the “Company”) (NYSE: GBCI) announced today that the Board of Directors (the “Board”) appointed Byron Pollan to serve as Senior Vice President in the newly created position of Deputy Chief Financial Officer of the Company and Glacier Bank, effective September 1, 2026. Upon Ron Copher’s previously announced retirement, now planned for mid-2027, Mr. Pollan will become an Executive Vice President and Chief Financial Officer of the Company and Glacier Bank, succeeding Mr. Copher. Mr. Copher will remain with the Company in an advisory role for a period of time to support a smooth transition. Mr. Pollan brings 27 years of experience in banking and financial services. He has served as Senior Vice President and Treasurer of the Company since January 2017. Prior to joining the Company, he served as Treasurer of CIT Bank, where he established the Treasury Department and Chaired the ALCO Committee. Earlier in his career, Mr. Pollan was a portfolio manager at Freddie Mac. He is a 1999 graduate of Brigham Young University, where he earned a Bachelor of Science degree in International Finance, and has been a CFA® charterholder since 2003. “We conducted an extensive internal and external search for Ron’s successor and considered many highly qualified candidates from top financial institutions,” said Randy Chesler, President and Chief Executive Officer. “Byron’s exceptional track record, deep knowledge of Glacier and proven leadership across treasury and financial management made him the clear, unanimous choice to lead the Company’s finance organization.” “Byron has played a central role in Glacier’s financial performance and has developed strong relationships across the Company’s nine-state footprint,” said Ron Copher, Chief Financial Officer. “He also has extensive experience working with investors, equity research analysts, portfolio managers and shareholders, which will serve him well in his new role.” About Glacier Bancorp, Inc.: Glacier Bancorp, Inc. is the parent company for Glacier Bank and its bank divisions: Altabank (American Fork, UT), Bank of the San Juans (Durango, CO), Citizens Community Bank (Pocatello, ID), Collegiate Peaks Bank (Buena Vista, CO), First Bank of Montana (Lewistown,

MT), First Bank of Wyoming (Powell, WY), First Community Bank Utah (Layton, UT), First Security Bank (Bozeman, MT), First Security Bank of Missoula (Missoula, MT), First State Bank (Wheatland, WY), Glacier Bank (Kalispell, MT), Guaranty Bank & Trust (Mount Pleasant, TX), Heritage Bank of Nevada (Reno, NV), Mountain West Bank (Coeur d’Alene, ID), The Foothills Bank (Yuma, AZ), Valley Bank (Helena, MT), Western Security Bank (Billings, MT), and Wheatland Bank (Spokane, WA). Visit Glacier’s website at http://www.glacierbancorp.com